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                                                                                                        EXHIBIT 12
                         APPALACHIAN POWER COMPANY
      Computation of Consolidated Ratio of Earnings to Fixed Charges
                     (in thousands except ratio data)
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                                                                                                           Twelve
                                                                                                           Months
                                                                    Year Ended December 31,                Ended
                                                      1991       1992      1993      1994        1995      6/30/96
 Fixed Charges:
   Interest on First Mortgage Bonds. . . . . . . . $ 72,800   $ 84,177   $ 80,472  $ 75,815    $ 80,777    $ 82,857
   Interest on Other Long-term Debt. . . . . . . .   18,282     17,986     16,846    16,415      16,404      16,259
   Interest on Short-term Debt . . . . . . . . . .    3,089      1,792      1,615     3,366       5,119       4,916
   Miscellaneous Interest Charges. . . . . . . . .    3,011      2,617      2,954     3,913       5,323       7,050
   Estimated Interest Element in Lease Rentals . .    5,700      6,700      7,900     7,700       7,000       7,000
        Total Fixed Charges. . . . . . . . . . . . $102,882   $113,272   $109,787  $107,209    $114,623    $118,082

 Earnings:
   Net Income. . . . . . . . . . . . . . . . . . . $140,419   $131,419   $125,132  $102,345    $115,900    $137,207
   Plus Federal Income Taxes . . . . . . . . . . .   47,227     46,017     51,681    39,599      53,355      59,625
   Plus State Income Taxes . . . . . . . . . . . .    3,650      2,649      8,887     5,910       7,273       6,959
   Plus Fixed Charges (as above) . . . . . . . . .  102,882    113,272    109,787   107,209     114,623     118,082
        Total Earnings . . . . . . . . . . . . . . $294,178   $293,357   $295,487  $255,063    $291,151    $321,873

 Ratio of Earnings to Fixed Charges. . . . . . . .     2.85       2.58       2.69      2.37        2.54        2.72
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